AGREEMENT OF LIMITED PARTNERSHIP

OF

ALGATEC EQUITY PARTNERS, L.P.

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Section 16.7.	Separability.	40
Section 16.8.	Article and Section Headings.	40
Section 16.9.	Word Meanings.	40
Section 16.10.	Exhibits.	40
Section 16.11.	Survival of Covenants, Etc.	40
Section 16.12.	Further Actions.	40
Section 16.13.	Deadlines.	40
Section 16.14.	Consent to Multi-Party Representation.	40

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AGREEMENT OF LIMITED PARTNERSHIP
OF
ALGATEC EQUITY PARTNERS, L.P.

This Agreement of Limited Partnership (this “Agreement”) is made as of October 30, 2008 (the “Effective Date”), by and among ALGATEC MANAGEMENT, LLC, a Delaware limited liability company (together with any successor general partner of the Partnership, the “General Partner”), and the Limited Partners (as hereinafter defined). The General Partner and the Limited Partners are collectively referred to herein as the “Partners.” Certain capitalized terms used herein are defined in Article I.

NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
ADDITIONAL DEFINITIONS

Section 1.1. Definitions.

The defined terms used in this Agreement shall, unless the context otherwise requires, have the respective meanings specified in this Section 1.1.

“Accounting Period” means the twelve (12) consecutive month period ending December 31st, except that the initial Accounting Period shall commence on the Effective Date of the Partnership and shall end December 31, 2008.

“Additional Capital Contribution” means any one or more cash investments made by a Limited Partner in accordance with this Agreement following the expiration of the Offering Period.

“Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner's Capital Account as of the end of the relevant fiscal period, after giving effect to the following adjustments:

(a) Credit to such Capital Account any amounts which such Partner is deemed to be obligated to restore for purposes of Treasury Regulations Section 1.704-1(b)(2)(ii)(c), including such Partner's share of the Partner Minimum Gain; and

(b) Debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of “Adjusted Capital Account Deficit” is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means with respect to any Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Person in question. As used herein, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or interests, by contract, or otherwise.

“Algatec” - shall mean ALGATEC SOLAR AG, a stock corporation (Aktiengesellschaft) organized under the laws of Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Cottbus under registration number HRB 8146 CB and having its registered office (Sitz) in Röderland, Germany

“Algatec Capital Contribution” - shall mean the €2,475,000 capital contribution to be made by the Partnership to the capital reserves of Algatec on the First Closing Date under the Share Purchase Agreement.

“Algatec Financing” - shall mean any form of senior secured debt or equity financing that contains terms and conditions that are acceptable to both the Partnership (acting through the General Partner), and the Management Stockholders, pursuant to which up to €36,500,000 (USD $50,000,000) shall be made available to Algatec to (A) construct the Plant Addition, and (B) purchase the Equipment Additions..

“Algatec Shares” - shall mean such amount and number of shares of capital stock of Algatec to be issued to the Partnership under the Securities Purchase Agreement as shall represent exactly forty-nine percent (49%) of the issued and outstanding share capital of Algatec, after giving effect to (i) such purchase by the Partnership, and (ii) the potential issuance of any additional Algatec Shares under any options, warrants or other rights to purchase Algatec Shares or any other loans, preferred stock or other securities convertible into or exchangeable for Algatec Shares, that are or may be outstanding as at the First Closing Date or the Second Closing Date (the “Adjustments”); provided, however, that if the Partnership shall fail or refuse to make the Loan on the Second Closing Date, the Algatec Shares shall be limited to exactly twenty-seven and one-half percent (27.5%) of the issued and outstanding share capital of Algatec, after giving effect to the Adjustments.

“Algatec Stockholders” - shall mean the collective reference to the Management Stockholders, the Partnership and any other Person owning shares of capital stock of Algatec as at the First Closing Date.
“Agreement” means this Agreement of Limited Partnership, as originally executed and as hereafter amended or modified from time to time.

“Allocable Share” as applied to each of the Limited Partners, means the percentage interest of such Limited Partner in all Partnership Profits and Losses and Property Available for Distribution, determined as at any period of time by dividing (a) the positive Capital Account balance of such Limited Partner, by (b) the aggregate positive Capital Account balances of all Limited Partners.

“Bankruptcy” shall be deemed to have occurred as to any Person when (a) such Person makes a general assignment for the benefit of creditors; (b) such Person files a voluntary bankruptcy petition; (c) such Person becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceeding; (d) such Person files a petition or answer seeking its reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law; (e) such Person files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the types described in clauses (a) through (d) above; (f) such Person seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person's properties; (g) 60 days expire after the date of the commencement against such Person of a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law if the proceeding has not been previously dismissed; or (h) 60 days expire after the date of the appointment, without such Person's consent or acquiescence, of a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person's properties if the appointment has not previously been vacated or stayed, or 60 days expire after the date of expiration of a stay, if the appointment has not previously been vacated.

“Base Rate” means, as of any date, a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks; provided, however, if The Wall Street Journal is not being published as of the date of determination, then as reported by any U.S. money center bank reasonably selected by the General Partner.

“Book Value” means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except (a) the initial Book Value of any asset contributed by a Partner to the Partnership shall be the fair market value of such asset; (b) the Book Value of all Partnership assets shall be adjusted in the event of a revaluation as provided in Section 5.5(d); (c) the Book Value of any Partnership asset distributed to any Partner shall be the fair market value of such asset on the date of distribution as determined by the General Partner; and (d) such Book Value shall be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Capital Account” means, with respect to any Partner, the account maintained for such Partner in a manner which the General Partner determines is in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv) and Section 5.5.

“Capital Contribution” or “Capital Contributions” means, with respect to any Partner, the amount of money and the initial Book Value of any asset (other than money) contributed (or deemed contributed) to the Partnership by such Partner.

“Property Available for Distribution” means, for any period or at any time, such portion of the cash on hand or in bank accounts of the Partnership that: (a) has been derived from and in connection with: (i) one or more sales of the assets or securities of a Portfolio Investment or portions thereof by the Partnership or any direct or indirect Operating Subsidiary of the Partnership, (ii) any financing or refinancing of indebtedness (including Acquisition Financing) of any direct or indirect Operating Subsidiary of the Partnership owning title to a Portfolio Investment, or (iii) any other assets or activities of the Partnership; and (b) in the reasonable judgment of the General Partner, is available for distribution to the Partners after reasonable provision has been made for the current liabilities, obligations, and operating expenses of the Partnership and reasonable reserves (in the reasonable judgment of the General Partner) have been established for Partnership operating expenses, obligations, and liabilities.

“Cash Portfolio Investment” means the aggregate amount of cash invested on any one or more occasions by the Partnership in any one specific Portfolio Investment, whether such cash investment by the Partnership shall be in the form of equity and/or debt securities or any combination of the foregoing.

“Certificate” means the Certificate of Limited Partnership for the Partnership to be filed with the Secretary of State of the State of Delaware, as such Certificate shall be amended and filed from time to time.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provision or provisions of succeeding law).

“Cumulative Net Loss” means the amount, if any, by which the aggregate amount of Losses and other items of loss or deduction allocated to a Partner (or predecessor in interest) in the current and all prior Fiscal Years exceeds the aggregate amount of Profits and other items of income or gain allocated to such Partner (or predecessor in interest) in such period.

“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period; provided, however, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period (as a result of property contributions or adjustments to such values pursuant to Section 5.5(d)), Depreciation shall be adjusted as necessary so as to be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; and provided further, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period is zero, Depreciation for such year or other period shall be determined with reference to such beginning Book Value using any reasonable method selected by the General Partner.

“Disposition” means any transfer, pledge, mortgage, granting of a security interest or other encumbrance or any other disposition of all or any portion of an Interest whatsoever, whether voluntary or involuntary, including any disposition of an ownership interest in such Partner.

“Distribution Event” shall mean any one or more of the following events: (a) a Loan Repayment, (b) consummation of the transactions contemplated by the Share Exchange Agreement, (c) consummation of a Liquidity Event contemplated by the Share Purchase Agreement, or (d) consummation of a Liquidation of the Partnership.

“DRLPA” means the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. §§ 17-101 et seq., as adopted and from time to time amended by the State of Delaware.

“Effective Date” means that date when (i) the Partnership shall have received cash subscriptions for not less than $3,200,000 of Partnership Interests, (ii) the General Partner shall have accepted such subscribers as Limited Partners the Partnership, and (iii) the General Partner shall have commenced the business of the Partnership; such date being the Effective Date of this Agreement.

“Equipment Additions” shall have the meaning set forth in the Share Purchase Agreement.

“Event of Withdrawal” means (a) the assignment by a General Partner of all of its rights as a General Partner, (b) the death of a General Partner that is a natural person, (c) the dissolution or termination of a General Partner that is not a natural person, (d) resignation or withdrawal of a General Partner, (e) the entry by a court of competent jurisdiction adjudicating a General Partner who is a natural person incompetent to manage the General Partner's person or property, (f) the Bankruptcy of a General Partner, or (g) the removal of the General Partner after the occurrence of any of the General Partner defaults.

“Fiscal Year” means the fiscal year of the Partnership as established in Section 14.1.

“General Partner” means Algatec Management, LLC, a Delaware limited liability company, in its capacity as general partner of the Partnership, its permitted successors and assigns, and any replacement General Partner.

“General Partner’s Interest” means the Interest of the General Partner in Partnership Profits and Losses and Property Available for Distribution, representing five percent (5%) of such Profits and Losses and Property Available for Distribution.

“IRS” means the Internal Revenue Service.

“Initial Capital Contribution” means the aggregate cash investment made by each of the General Partner and each of the Limited Partners listed on Exhibit “A” hereto as of the expiration of the Offering Period, representing the initial Capital Account of the General Partner and such Limited Partner(s).

“Interest” means the interest of a Partner in the Profits and Losses and Property Available for Distribution by the Partnership at any particular time, including the right of such Partner to any and all benefits to which a Partner may be entitled as provided in this Agreement, together with the obligations of such Partner to comply with all the terms and provisions of this Agreement, but excluding any rights as a creditor of the Partnership.

“Limited Partner” means the individual reference to each of the Limited Partners listed on Exhibit A annexed hereto, and their Permitted Transferees, successors and assigns, and any other Person who becomes a Limited Partner pursuant to the terms of this Agreement.

“Limited Partners” means the collective reference to all of the Limited Partners; being the Persons who have executed this Agreement and who are listed on Exhibit “A” hereto, and their Permitted Transferees, successors and assigns, and any other Person who becomes a Limited Partner pursuant to the terms of this Agreement.

“Limited Partner’s Interest” means the Interest of each Limited Partner in Partnership Profits and Losses and Property Available for Distribution, representing such Limited Partner’s Allocable Share of ninety-five percent (95%) of such Profits and Losses and Property Available for Distribution.

“Liquidity Event” shall have the meaning as defined in the Share Purchsae Agreement.

“Liquidation” means the liquidation of the Partnership or the sale of all or substantially all of the assets or securities of the Partnership, including all Algatec Shares in one or more transactions; in each case, followed by the distribution of the assets of this Partnership in accordance with Article XIII of this Partnership Agreement.

“Loan”  - shall mean a loan to be made by the Partnership under the Loan Agreement to Algatec in the principal amount of €2,000,000 (bearing interest at a rate of 6% per annum) (the “Loan Amount”); which Loan Amount shall be due on the earlier to occur of (y) consummation of the Algatec Financing, or (z) December 31, 2011.

“Loan Agreement” shall mean the loan agreement, dated October 28, 2008 between Algatec, as borrower, and the Partnership, as lender, under which the Partnership has agreed to make the Loan to Algatec by November 30, 2008.

“Highland Group - shall mean the collective reference to The Rubin Family Stock Trust, Sage Management LLC (“Sage”), Barry Pomerantz and their respective Affiliates and business associates, who own 100% of the members interests of the General Partner.

“Management Stockholders”- shall mean the collective reference to Rainer Ruschke, Ullrich Jank, Stefan Malik and Andre Freud.

“Minimum Capital Contribution” means, with respect to each Limited Partner the sum of $50,000 as such Limited Partner’s Initial Capital Contribution; provided that the General Partner may, in the exercise of its sole discretion, accept a smaller Initial Capital Contribution from a Limited Partner of not less than $25,000.

“Minimum Gain” means, with respect to all nonrecourse liabilities of the Partnership, the minimum amount of gain that would be realized by the Partnership if the Partnership disposed of the Partnership property subject to such liability in full satisfaction thereof computed strictly in accordance with Treasury Regulation Sections 1.704-2(b) and 1.704-2(c).

“Minimum Gain Share” means, for each Partner, such Partner's share of Minimum Gain for the Fiscal Year (after taking into account any decrease in Minimum Gain for such year), as determined under Treasury Regulations Section 1.704-2(b)(2).

“Minimum Offering Completion Date” shall mean Thursday, October 30, 2008, unless such date shall be extended by mutual agreement of the General Partner and Algatec.

“New Allocation” shall mean an amendment to allocations of items as described in Section 9.1(e).

“Nonrecourse Deductions” means, for each Fiscal Year or other period, an amount of Partnership deductions that is characterized as “nonrecourse deductions” under Treasury Regulations Section 1.704-2(b)(1). The amount of Nonrecourse Deductions for a Partnership Fiscal Year equals the net increase, if any, in the amount of Partnership Minimum Gain during that Fiscal Year, determined according to the provisions of Section 1.704-2(b)(2) of the Treasury Regulations.

“Offering Period” means the period that commenced on the Effective Date of this Agreement and ended on the earliest to occur of (a) the receipt by the Partnership of Initial Capital Contributions from Limited Partners aggregating $6,000,000, (b) December 31, 2008, or (c) the election of the General Partner to terminate the offering of Limited Partners’ Interests in the Partnership.

“Partner Minimum Gain” means an amount determined by computing, with respect to each Partner Nonrecourse Debt, the Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a nonrecourse liability, determined in accordance with Treasury Regulations Section 1.704-2(b).

“Partner Nonrecourse Debt” means nonrecourse Partnership debt for which one or more Partners bears an economic risk of loss, as defined in Treasury Regulations Section 1.704-2(b)(4).

“Partner Nonrecourse Deductions” means, for each Fiscal Year, the Partnership deductions which are attributable to Partner Nonrecourse Debt and are characterized as “partner nonrecourse deductions” under Treasury Regulations Section 1.704-2(b).

“Partners” means the General Partner and the Limited Partners.

“Partnership” means this limited partnership, as the same may from time to time be constituted and, if necessary, reconstituted.

“Partnership Interest” means the percentage interest of each Partner in the profits, losses and capital of the Partnership. For the avoidance of doubt, (a) the Partnership Interest of the General Partner shall be five (5%) percent, and (b) the Partnership Interest of all Limited Partners shall be ninety-five (95%), and each $50,000 Capital Contribution by a Limited Partner shall represent a 0.791666% percentage interest in the profits, losses and capital of the Partnership.

“Permitted Transfer” means any of the following:

(a) any sale or assignment to any entity, a substantial part of the equity of which or voting control of which is owned, directly or indirectly, by a Partner and/or anyone related to such Partner by marriage, blood within the second degree of consanguinity or affinity or a trust for same;

(b) any sale or assignment to any trust, the beneficiaries of which are a Partner and/or anyone related to such Partner by marriage or blood within the second degree of consanguinity or affinity; or

(c) any sale, assignment, transfer or pledge of any Interest of a Partner (i) to an Affiliate of such Partner, or (ii) to another Partner or to an Affiliate of another Partner;

“Permitted Transferee” is any Person who receives an Interest in the Partnership pursuant to a Permitted Transfer.

“Person” means an individual, firm, corporation, partnership, limited liability company, trust or other legal entity.

“Profits” and “Losses” mean, for each Fiscal Year or other period, an amount equal to the Partnership's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

(b) Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition, shall be subtracted from such taxable income or loss;

(c) Gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from such Book Value;

(d) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of “Depreciation” herein; and

(e) Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Sections 9.1(b)(ii), (iii), (iv), (v) and (vi) shall not be taken into account in computing Profits or Losses.

“Plant Addition” means the construction of an additional plant facility adjacent to Algatec’s existing plant facility in Prosen, Germany, as contemplated by the Algatec Financing and the Share Purchase Agreement.

“Property Available for Distribution” means any and all cash, marketable securities or other property available for distribution to the Partners, including, without limitation, any Algatec Shares, shares of capital stock of Solar Thin or securities of any other Person.

“Required Approval” means the written approval or written consent of those Limited Partners holding in the aggregate more than fifty percent (50%) of the Limited Partnership Interests in the Partnership.

“Share Exchange Agreement” - means the share exchange agreement, dated as of October 28, 2008 among the Partnership, Solar Thin and the Management Stockholders.

“Share Purchase Agreement” - means the share purchase agreement, dated as of October 28, 2008 among the Partnership, Algatec, the Management Stockholders and Roland Richter, Esq., as trustee, pursuant to which, inter alia, the Partnership has agreed to purchase the Algatec Shares, make the Algatec Capital Contribution and the Loan.

“Solar Thin” - means Solar Thin Films, Inc., a Delaware corporation.

“Subsidiary” means any Person, 50% or more of the issued and outstanding capital stock, members interests or other equity of which shall be owned directly by the Partnership or indirectly by the Partnership through one or more Subsidiaries.

“Substitute Limited Partner” means any Person admitted to the Partnership as a Limited Partner pursuant to the provisions of Section 10.2.

“Treasury Regulations” means the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Total Capital Contribution” means, with respect to any Limited Partner, the sum of (a) the Initial Capital Contribution and (b) any Additional Capital Contribution made by such Limited Partner.

“Unpaid Capital Contributions” means the Total Capital Contribution of each of the Partners which have not been repaid to such Partner pursuant to Section 9.2(a) or Section 13.2(b), for the periods commencing on the date such Total Capital Contributions are provided to the Partnership and ending on the date such Total Capital Contributions (or portion thereof) are repaid to the respective Partner, less all amounts paid to the Partner pursuant to Section 5.3(b) Section 9.2(a) and Section 13.2(b).

ARTICLE II
FORMATION; NAME AND OFFICE; PURPOSE

Section 2.1. Formation of the Partnership. The Partnership will be formed in accordance with and pursuant to DRLPA for the purpose and upon the terms and conditions herein set forth when this Agreement is executed by the Partners.

Section 2.2. Name and Office. The name of the Partnership is Algatec Strategic Opportunity Fund, L.P., or such other name as the General Partner shall hereafter designate by notice to the Limited Partners and by amendment to the Certificate. The principal place of business of the Partnership shall be c/o Algatec Capital Management, LLC, 445 Central Avenue, Suite 108, Cedarhurst, New York 11516, or such other place as the General Partner may from time to time designate in a notice to the Limited Partners.

Section 2.3. Registered Agent and Office. The address of the registered office of the Partnership is c/o Algatec Capital Management, LLC, 445 Central Avenue, Suite 108, Cedarhurst, New York 11516, and the name and address of the registered agent for service of process required to be maintained by DRLPA is: Barry Pomerantz. The General Partner may designate a new registered agent and/or office of the Partnership by giving notice to the Limited Partners and filing a proper amendment to the Certificate with the Secretary of State of Delaware.

Section 2.4. Office for Records. The address of the principal office of the Partnership where records are to be kept or made available is c/o Algatec Capital Management, LLC, 445 Central Avenue, Suite 108, Cedarhurst, New York 11516, or such other address as the General Partner may determine by giving notice to the Limited Partners and filing a proper amendment to the Certificate with the Secretary of State of Delaware.

Section 2.5. Purpose. The Partnership's business and purpose shall consist solely of acquiring, owning and selling or otherwise disposing of the Algatec Shares, making the Algatec Capital Contribution and the Loan to Algatec, and engaging in such other activities as may be reasonably related or incident thereto, and for no other purpose.

Section 2.6. Authority of the Partnership. To carry out its purpose as set forth in Section 2.5 and not in limitation thereof, the Partnership is empowered and authorized to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of its purpose, and for the protection and benefit of the Partnership, in accordance with and subject to the limitations in this Agreement and in accordance with the DRLPA.

Section 2.7. Authorization of Transactions.

(a) Sale of Partnership Interests; Authority of General Partner.

(i) During the Offering Period, the General Partner is hereby authorized to effect sales of Partnership Interests in the Partnership at $50,000 per full Partnership Interest, or such lesser amount for fractional Partnership Interests as the General Partner shall determine, in the exercise of its sole discretion; provided, that the minimum Partnership Interest to be sold to each Limited Partner shall be one-half Partnership Interest for $25,000. In connection with such sales, the General Partner is authorized to admit additional Limited Partners to the Partnership until an aggregate of 120 full Partnership Interests shall have been sold for an aggregate amount not to exceed $6,000,000.

(ii) On or before 5:00 p.m. (New York City time) on the Minimum Offering Completion Date, not less than a minimum of 64 full Partnership Interests aggregating $3,200,000 (the “Minimum Offering”) shall have been sold and Limited Partners subscribing to such Minimum Offering shall have been admitted to the Partnership by the General Partner. Pending completion of the Minimum Offering, all subscriptions shall be placed in escrow pursuant to an escrow agreement among the Partnership, Hodgson Russ LLP, as escrow agent and each subscribing Limited Partner (the “Escrow Agreement”). In the event that proceeds constituting the Minimum Offering shall not be deposited under the Escrow Agreement by the expiration of the Minimum Offering Completion Date, the escrow agent shall refund all such proceeds to subscribing Limited Partners, without interest or deduction.

(iii) In the event that proceeds constituting the Minimum Offering shall have been deposited under the Escrow Agreement by the expiration of the Minimum Offering Completion Date, the General Partner is hereby expressly authorized and directed to unilaterally instruct the escrow agent to remit all of the Minimum Offering proceeds to Algatec or as otherwise provided under the Share Purchase Agreement if, in the sole discretion of the General Partner, the transactions required to be consummated at the “First Closing” (as defined in the Share Purchase Agreement) shall have been duly and validly completed. No further consent or other approval of Limited Partners shall be required in order for the escrow agent to remit such Minimum Offering proceeds to Algatec.

(iv) The Effective Date and the business of the Partnership shall not commence until the Minimum Offering of 64 full Partnership Interests aggregating $3,200,000 shall have been sold and such Limited Partners shall have been admitted to the Partnership by the General Partner. The General Partner is further authorized to pay to registered broker/dealers or other Persons legally entitled to receive compensation, sales commissions and finders fees not exceeding nine percent (9%) of the price of each full Partnership Interest; provided, that no such fees, commissions or other compensation relating to sale of Partnership Interests may be paid to employees, members or other Affiliates of the General Partner.

(v) Following completion of the First Closing under the Share Purchase Agreement, the General Partner shall continue to offer Limited Partnership Interests in the Partnership until an additional $2,800,000 of subscriptions to Limited Partners Interests shall have been received by the Partnership (the “Additional Subscriptions”). Such Additional Subscriptions, as received, shall be placed in escrow under the Escrow Agreement until an aggregate of $2,800,000 of Additional Subscriptions shall have been received by the “Second Closing Date” as defined in the Share Purchase Agreement. In the event that proceeds constituting the Additional Subscriptions shall have been deposited under the Escrow Agreement by the Second Closing Date, the General Partner is expressly authorized and directed to unilaterally instruct the Escrow Agent to remit all of the Additional Subscription proceeds to Algatec or as otherwise provided under the Share Purchase Agreement and the Loan Agreement, if, in the sole discretion of the General Partner, the transactions required to be consummated at the “Second Closing” (as defined in the Share Purchase Agreement) shall have been duly and validly completed.

(vi) Pending the November 30, 2008 Second Closing Date under the Share Purchase Agreement, the Escrow Agent shall hold the Additional Subscriptions funds such Second Closing Date. In the event that proceeds constituting the $2,800,000 of Additional Subscriptions shall not have been deposited under the Escrow Agreement by the Second Closing Date, unless otherwise advised in writing by both the General Partner and Algatec that either:

(A) the Second Closing Date has been extended and the Escrow Agent is instructed to retain such funds under the Escrow Agreement to a date not to exceed 5:00 p.m. (New York City time) on December 31, 2008, or

(B) the Loan Amount under the Loan Agreement has been reduced to the amount of Additional Subscriptions then held as escrow funds and the Escrow Agent is instructed to release such funds under this Escrow Agreement to Algatec, the Escrow Agent shall, as soon as reasonably practicable following such Second Closing Date Date, refund all Additional Subscriptions to the Limited Partners who have executed this Agreement and the Escrow Agreement and deposited funds under the Escrow Agreement, without interest or deduction.

(vii) Each Limited Partner executing this Agreement, does hereby expressly and irrevocably authorize the General Partner to unilaterally direct and authorize the Escrow Agent to follow the written instructions and directions of the General Partner and Algatec in respect of the foregoing matters as provided in the Escrow Agreement, and does hereby acknowledge and agree that no further consent or other approval of such Limited Partner(s) shall be required in order for the Escrow Agent to remit the proceeds of the Minimum Offering and any Additional Subscriptions to Algatec at either the First Closing or the Second Closing under the Share Purchase Agreement and/or the Loan Agreement.

   (b) Acquisition of Algatec Shares, Capital Contribution, Loan and other Actions. The Partnership is authorized, to (i) purchase the Algatec Shares, (ii) make the Algatec Capital Contribution, (iii) enter into the Loan Agreement and make the Loan, (iv) sell or otherwise deal with any or all of the Algatec Shares or any portions thereof, (v) refinance on any one or more occasions any one or more Algatec Shares, Loan or any other indebtedness whether or not secured by liens on Algatec Shares, and (vi) take any and all actions in connection therewith.

(c) In connection with any of the above transactions, the General Partner is authorized and directed to execute such agreements, documents, certificates, and other documents or instruments as may be necessary or desirable in the reasonable judgment of the General Partner in order to consummate the transactions contemplated by this Section 2.7. The execution by the General Partner of such agreements shall be conclusive proof that the General Partner has determined that such agreements are in the best interests of the Partnership.

ARTICLE III
TERM

Section 3.1. Term. The term of the Partnership commenced upon the filing of the Certificate and shall continue until the occurrence of any one of the following events of dissolution:

(a) consummation of the transactions contemplated by the Share Exchange Agreement;

(b) a Liquidity Event, as contemplated by the Share Purchase Agreement;

(c) the distribution by the General Partner of all of the Algatec Shares to the Partners;

(d) an Event of Withdrawal of a General Partner, unless the Partnership is continued pursuant to Section 11.2(a);

(e) the election by the General Partner and a Required Approval to dissolve the Partnership;

(f) a decree of court;

(g) a Liquidation event; or

(h) in accordance with the provisions of DRLPA not inconsistent with this Agreement.

ARTICLE IV
GENERAL PARTNER AND LIMITED PARTNERS

Section 4.1. General Partner.

(a) The General Partner is and shall be Algatec Management, LLC, a Delaware limited liability company, whose business address is 445 Central Avenue, Suite 108, Cedarhurst, New York 11516.

(b) The General Partner’s Interest shall be five percent (5%) of all Profits and Loss and Property Available for Distribution of the Partnership.

Section 4.2.  Limited Partners.

(a) The Limited Partners are and shall be the Persons listed as Limited Partners on Exhibit “A” attached hereto and made a part hereof, whose address are set forth on Exhibit “A” attached hereto and incorporated herein.

(b) As at the Effective Date of this Agreement, such Limited Partners’ Interests shall be allocated among those Limited Partners as set forth on Exhibit “A” attached hereto. Such Exhibit “A” and the allocation of Profits and Loss and Property Available for Distribution of the Partnership among the Limited Partners supplemented and amended by the General Partner from time to time as additional Limited Partners are admitted to the Partnership.

(c) As provided in Section 2.7(a) above, the General Partner is hereby authorized during the Offering Period to admit additional Limited Partners and to amend and supplement Exhibit “A” as such new and additional Limited Partners are admitted to the Partnership. The Interests of each Limited Partner in the Profits and Loss and Property Available for Distribution shall be determined on any given occasion based upon each Limited Partner’s Allocable Share.

(d) Each Limited Partner’s Allocable Share of all Profits, Losses and Property Available for Distribution shall be set forth from time to time on Exhibit “A” hereto and shall represent, as to all Limited Partners an aggregate of ninety-five percent (95%) of all Partnership Profits, Loss and Property Available for Distribution.

ARTICLE V
CAPITAL CONTRIBUTIONS

Section 5.1. Contributions of Partners.

(a) Initial Capital Contribution of General Partner. Upon its execution of this Agreement, the General Partner shall make a $165,000 initial Capital Contribution to the Partnership set forth opposite its name in Exhibit “A” attached hereto and such amount, when so contributed, shall constitute the initial Capital Account of the General Partner. Such Capital Contribution shall be evidenced by the General Partner’s 6% promissory note due December 31, 2010 and guaranteed severally (not jointly and severally) by the individual members of the General Partner, as their individual members interests in the the General Partner bear to the total outstanding members interest in the General Partner (the “General Partner’s Note”).

(b) Initial Capital Contributions of Limited Partners. Upon execution of this Agreement, each Limited Partner shall make an Initial Capital Contribution to the Partnership in cash, in the respective amounts set opposite such Limited Partner’s name on Exhibit “A” attached hereto and such amounts, when so contributed, shall constitute the initial Capital Accounts of such Limited Partners. The Initial Capital Contribution of each Limited Partner shall entitle such Limited Partner to a pro rata amount of Limited Partners’ Interest with other Limited Partners and shall be identical in all respects to the other Limited Partners’ Interests. Certain Affiliates of the General Partner, including The Rubin Family Irrevocable Stock Trust and Scott Galin, shall purchase Limited Partners’ Interests and make a $2,800,000 Initial Capital Contribution to the Partnership on the same terms and conditions as all of other Limited Partners.

Section 5.2. Partner Loans.

(a) Authorization. The Partnership shall be authorized to borrow money, if necessary, from any Partner or any Affiliate of any Partner for authorized Partnership purposes to the extent reasonably deemed required by the General Partner. The amount of any loan made to the Partnership by a Partner shall not be considered an increase in such Partner's Capital Account or otherwise a contribution to the Partnership, nor shall the making of such loan affect the Interests of the Partners. No Partner shall be obligated to make any loans to the Partnership.

(b) Terms. If a Partner makes a loan to the Partnership as permitted by Section 5.2(a), such Partner shall be entitled to receive interest for such loan at a rate agreed by the General Partner and such Partner, and if not so agreed shall bear interest at a rate equal to the lesser of the Base Rate plus two (2%) percent per annum or the maximum non-usurious rate. If the General Partner or its Affiliate shall make a loan to the Partnership, such loan shall bear interest equal to the Base Rate plus two (2%) percent. A Partner may not receive any security from the Partnership for such loan. All loans from a Partner, together with interest thereon, shall be repaid prior to making any distributions to Partners.

Section 5.3. Withdrawal of Capital Contributions and Partial Return of Initial Capital Contributions.

(a) Except as set forth below in this Section 5.3, none of the Partners shall be entitled to demand a refund or return of any Capital Contributions or to withdraw any part of his, her or its Capital Account nor to receive any distribution from the Partnership. The General Partner shall not, under any circumstances, be personally liable for the return of the Capital Contributions of the Limited Partners, or any portion thereof, nor shall any Limited Partner be personally liable to any Limited Partner for the payment of any Preferred Payments or other Property Available for Distribution; it being expressly understood that any such payments shall be made solely from Partnership assets, nor shall the General Partner be required to pay to the Partnership or any Partner any deficit in any Partner's Capital Account upon dissolution or otherwise. No Partner shall have the right to demand or receive property other than cash for its Interest.

(b) Notwithstanding the foregoing, in the event and to the extent that the Partnership’s Loan shall be repaid to the Partnership, whether in cash or in additional shares of capital stock of Algatec, as provided in the Loan Agreement (the “Loan Repayment”), the General Partner shall return to each Limited Partner their Allocable Share of such Loan Repayment as a partial return of the Initial Capital Contributions.

Section 5.4. Capital Accounts.

(a) A Capital Account shall be established and maintained for each Partner. The initial Capital Accounts of the Partners shall be determined in accordance with Section 5.1 and adjusted thereafter in accordance with this Section 5.4.

(b) A Partner's Capital Account shall be credited with (i) the amount of cash contributed (or in the case of the Limited Partner deemed to have been contributed) and the initial Book Value of any property contributed to the Partnership, (ii) such Partner's allocable share of Profits, and (iii) the amount of any Partnership liabilities that are expressly assumed by such Partner or that are secured by any Partnership property distributed to such Partner.

(c) A Partner's Capital Account shall be debited with (i) the amount of cash and the fair market value of any Partnership property distributed to such Partner pursuant to any provision of this Agreement, (ii) such Partner's allocable share of Losses, and (iii) the amount of any liabilities of such Partner that are expressly assumed by the Partnership or that are secured by any property contributed by such Partner to the Partnership.

(d) Upon the occurrence of certain events as described in Treasury Regulations Section 1.704-1(b)(2)(iv)(f), the General Partner, in its sole discretion, may increase or decrease the Capital Accounts of the Partners to reflect a revaluation of the fair market value of the Partnership Algatec Shares on the Partnership's books, provided such adjustment of the Capital Accounts is made in accordance with the rules in Treasury Regulations Section 1.704-1(b)(2)(iv)(f).

(e) In the event any Interest in the Partnership is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Interest (or portion thereof) transferred.

(f) From time to time as it reasonably deems appropriate, the General Partner may make such modifications to the manner in which the Capital Accounts are computed to comply with Treasury Regulations Section 1.704-1(b) provided that such modification does not have a material affect on the amounts distributable to any Partner pursuant to this Agreement.

(g) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

Section 5.4. Interest. No interest shall be paid to any other Partner on its Capital Contributions.

ARTICLE VI
LIMITED PARTNERS

Section 6.1. Powers. Except to the extent provided herein, the Limited Partners, as such, shall not participate in the management or control of the Partnership's business, and shall not transact any business for the Partnership or have the power to sign for or bind the Partnership. Except as expressly provided herein, or as required by law, the Limited Partners shall have no right to participate in any decision affecting the Partnership or to approve any actions of the General Partner or the Partnership.

Section 6.2. Limitation of Liability. Notwithstanding anything elsewhere provided in this Agreement to the contrary:

(a) The Limited Partners shall not be liable for any debts, liabilities, contracts, or any other obligations of the Partnership or any Operating Subsidiary of the Partnership, except as required by law.

(b) No Limited Partner shall be liable to the Partnership or its creditors for an amount in excess of the amount of the Capital Contributions such Limited Partner is obligated to make to the Partnership pursuant to Section 5.1. No Limited Partner shall be required to lend any funds to the Partnership.

(c) No Limited Partner shall be liable to repay to the Partnership, any Partner or any creditor of the Partnership all or any portion of any negative balance of such Limited Partner's Capital Account.

Section 6.3. Competing Business. Notwithstanding anything to the contrary contained in or inferable from this Agreement, the DRLPA or any other statute or principle of law, the Partners and their Affiliates shall not be prohibited or restricted from investing in, engaging in, or conducting, and may invest in, engage in, participate in, and/or conduct, any business or activity of any nature whatsoever, including without limitation the acquisition, ownership, development, management and exploitation, whether directly or indirectly, of any other real or personal property whatsoever. The investing in, engaging in, participating in or conducting of any such business or activity by a Partner or any Affiliate thereof shall not give rise in the other Partners or the Partnership to any claim for an accounting or any right to claim any interest therein, to claim the profits therefrom or to participate therein or give rise to any accountability or obligation whatsoever on the part of such Partner or Affiliates, even if such business or activity is of a character which, if presented to the Partnership, could be undertaken by the Partnership or competes with or is enhanced by the business of the Partnership.

ARTICLE VII
GENERAL PARTNER

Section 7.1. Powers; Actions.

(a) Responsibilities. The General Partner shall have the sole and exclusive power over, and have responsibility for, the management, operation and control of the business and affairs of the Partnership, subject to the terms of this Agreement. Except as otherwise provided in Section 7.3, the General Partner may, without the joinder or consent of the Limited Partners, take any action on behalf of the Partnership reasonably deemed necessary or convenient by the General Partner to carry out the purposes of the Partnership in accordance with the terms of this Agreement. Except as may otherwise be provided herein, the General Partner shall possess the same rights and powers as does a general partner in a partnership without limited partners formed under the laws of the State of Delaware.

(b) Enumerated Powers. Without limiting the generality of Section 7.1(a), but subject to the restrictions in Section 7.3, the General Partner shall have full power, without the consent of the Limited Partners, to:

(i) Execute any and all agreements, contracts, leases, documents, certificates and instruments (including, without limitation, the Share Purchase Agreement, the Share Exchange Agreement and the Loan Agreement) as are or may be necessary or advisable in connection with the acquisition, ownership, financing, refinancing, or sale of all or any portion of the Algatec Shares, the Loan or other assets of the Partnership, and the efficient conduct and operation of the Partnership's business, including any amendments to any such agreements, contracts, documents, certifications and instruments;

(ii) To the extent that funds of the Partnership are available, prepay in whole or in part, any indebtedness of the Partnership;

(iii) Employ employees, agents, attorneys, accountants, investment bankers, engineers, appraisers, or other consultants or contractors, including those who may be Affiliates of the General Partner or the Limited Partners or a related Person, provided the terms of such employment in accordance with Section 7.1(d);

(iv) To the extent that funds of the Partnership are available, perform or cause to be performed the Partnership's obligations, and engage in any kind of activity and perform and carry out contracts of any kind necessary to, or in connection with, or incidental to the accomplishment of the purposes of the Partnership as set forth in Section 2.5, as may be lawfully carried on or performed by a partnership under the laws of the State of Delaware;

(v) Protect and preserve the ownership, title and interest of the Partnership with respect to the Algatec Shares or other Partnership assets, to collect all amounts due to the Partnership and otherwise to enforce all rights of the Partnership and, in that connection, to retain counsel and institute such suits or proceedings, in the name and on behalf of the Partnership;

(vi) To the extent that funds of the Partnership are available, to pay all debts and obligations of the Partnership and to make distributions periodically to the Partners out of the Partnership account and in accordance with the provisions of this Agreement;

(vii) Take such actions as the General Partner determines are advisable or necessary to preserve the tax status of the Partnership as a partnership for federal income tax purposes;

(viii) Exercise or cause to be exercised all the Partnership's rights under any agreement to which the Partnership or any nominee of the Partnership is a party; and

(iviii) Admit new Partners to the Partnership; and

(ix) In general, undertake any and all transactions on behalf of the Partnership which the General Partner reasonably deems necessary or appropriate, whether in or outside the ordinary course of business of the Partnership.

It is further specifically acknowledged that the General Partner shall not be obligated to cause the Partnership or Algatec to seek or acquiesce to any relief or protection under any federal or state bankruptcy or insolvency laws, and the General Partner shall not have any liability to the Partnership or any Partner for doing so or any failure to do so.

(c) Certification. Any Person dealing with the Partnership or the General Partner may rely upon a certificate signed by the General Partner as to:

(i) the identities of the General Partner or the Limited Partners;

(ii) the existence or non-existence of any fact or facts which constitute a condition precedent to the acts by the General Partner or are in any other manner germane to the affairs of the Partnership;

(iii) the Persons who are authorized to execute and deliver any instrument or document of the Partnership;

(iv) any act or failure to act by the Partnership or any other matter whatsoever involving the Partnership or any Partner; and

(v) the authority of the Partnership to take and of the General Partner to cause the Partnership to take action.

(d) Partner or Related Party Agreements. Any agreements, contracts and other arrangements between the Partnership and any Partner or any Affiliate of a Partner or the Partnership shall be subject to the following additional conditions:

(i) the Partner or Affiliate must have the ability or be properly qualified to perform its obligations under such agreement, contract or other arrangement;

(ii) such agreement, contract or other arrangement must reflect commercially reasonable terms no less favorable to the Partnership than would be included in such an agreement negotiated at arms-length with an unrelated third party unless approved by a Required Approval (excluding for the purpose of such determination, any Partners that have an interest in such transaction); and

(iii) any such agreement, contract or other arrangement shall comply with the provisions of any applicable loan agreement, mortgage or other similar agreement to which the Partnership is a party or its property is subject.

Section 7.2. General Duties and Obligations of the General Partner.

(a) Time. The General Partner of the Partnership shall devote such time to the Partnership's business to such extent as it, in its sole judgment, shall deem necessary properly to manage and supervise the Partnership's business and affairs, it being understood that the General Partner may engage, for its own account, without restriction or obligation to the Partnership, in any other activity, including activities which compete with the Partnership and neither the General Partner nor any Affiliate of the General Partner shall have any obligation to share any investment opportunities with the Partnership or any other Partner.

(b) Reserves. The General Partner, to the extent funds are available therefore, may establish reasonable reserves for projected operating deficiencies, loan repayments and operating contingencies.

(c) Filings. If required by law, the General Partner shall file or cause to be filed for recordation in the office of the appropriate authorities of the State of Delaware, such certificates (including limited partnership and fictitious name certificates) and other documents which are required by the applicable statutes, rules or regulations of Delaware or as are necessary to reflect the identity of the Partners and the amounts of their respective Capital Contributions;

(d) No Obligation. The General Partner shall have no obligation to (i) make any loans or otherwise advance funds to the Partnership, or (ii) accept any loan on behalf of the Partnership which provides for the personal liability of the General Partner or any Affiliate of the General Partner.

Section 7.3. Restrictions on General Partner. Notwithstanding the provisions of Section 7.1 or Section 7.2, the General Partner shall not have the authority to do any of the following actions without the written consent of all Partners:

(a) make any distributions to the Partners other than in the manner and priorities provided for in this Agreement;

(b) make investments other than relating to the Algatec Shares, the Algatec Capital Contribution, the Loan or otherwise in the ordinary course of business of the Partnership;

(c) perform any act in contravention of the material provisions of this Agreement or any act which makes it impossible to carry out the purpose of the Partnership;

(d) make any election to cause the Partnership to be excluded from the application of the provisions of Subchapter K of the Code;

(e) commingle Partnership funds with funds of any other Person;

(f) use the Partnership name, credit or property for other than Partnership purposes;

Section 7.4. Expenses. The Partnership shall be responsible for all costs and fees and expenses (including travel-related expenses) relating to any activities of the Partnership, including, without limitation, all due diligence expenses, all legal, accounting, investment banking, auditing and tax preparation fees and expenses, all fees and expenses relating to facility, banking and commitment fees on loans and debit balances, all costs of any outside appraisers and other experts and consultants engaged by the General Partner in connection with specific Partnership transactions, all withholding and transfer taxes, all government charges, bank charges, insurance costs, all costs associated with any fidelity and performance bonds (if any), and general partner liability and/or errors and omissions insurance obtained in the discretion of the General Partners, all consulting or other professional service fees that are deemed necessary in the course of operating the Partnership’s business, all custodial, brokerage, or banking related fees and costs, and any other fees and expenses associated with the operations of the Partnership (collectively, “Operating Expenses”). The Partnership shall pay, or reimburse the General Partner for any Operating Expenses, if any, advanced by the General Partner on behalf of the Partnership, including. The Limited Partners will indirectly bear their Allocable Share of the Operating Expense allocations charged to the Partnership.  The General Partner shall bear all expenses related to rent, furniture and fixtures, office equipment and non-principal salaries and other compensation for administrative personnel.

Section 7.5. Liability; Indemnification. The General Partner shall not have any liability to the Partnership or any Partner for any loss suffered by the Partnership which arises out of any action or inaction by the General Partner if the General Partner, in good faith, determined that such course of conduct was in the best interests of the Partnership, and if such course of conduct was not the result of the General Partner's fraud, criminal wrongdoing, willful malfeasance or gross negligence. Further, to the full extent permitted by DRLPA, the Partnership shall and hereby does indemnify and hold harmless the General Partner and each of its members, managers, officers and agents from any claim, cause of action, cost, loss, damage, or liability, including, but not limited to, reasonable attorneys' fees and expenses incurred by it by reason of any act performed on behalf of the Partnership or in furtherance of the Partnership's interest or by reason of being a general partner of the Partnership except if due to the fraud, criminal wrongdoing, willful malfeasance or gross negligence of such persons or a material breach by such persons of its obligations under this Agreement; provided, however, if (a) such persons are found liable to the Partnership or (b) such persons are found liable on the basis that it improperly received a benefit, the Partnership shall not indemnify and hold harmless such person.

ARTICLE VIII
REPRESENTATIONS; WARRANTIES; COVENANTS

Section 8.1. Representations and Warranties of Limited Partners. Each of the Limited Partners represents and warrants that he or it:

(a) is aware that the Partnership has not been registered under the Federal Securities Act of 1933 (the “Act”) or the securities laws of any State, and that the sale to such Limited Partner of its Interest is predicated upon such sale being exempt from registration as an exempt transaction under Section 4(2) of the Act and comparable provisions of state securities laws, and that such Limited Partner understands that no state or federal governmental authorities have made any finding or determination relating to the fairness for investment in its Interest and that no state or federal governmental authority has or will recommend or endorse these Interests, and that no portion of the Limited Partner's Interest may be resold unless it is registered under the Act (and applicable blue sky regulations) or unless an exemption from registration is available;

(b) has received and had an opportunity to review copies of each of the Share Purchase Agreement, the Share Exchange Agreement and the Loan Agreement, as well as an executive summary/offering memorandum of the Partnership (the “Memorandum”), and has had an opportunity to ask questions of the General Partner, its Affiliates and other representatives of the Partnership;

(c) is aware that the Limited Partner’s investment in the Partnership and the acquisition and ownership of the Algatec Shares by the Partnership and consummation of the transactions contemplated by the Share Purchase Agreement, the Share Exchange Agreement and the Loan Agreement is a speculative venture and involves a high degree of risk, that the Limited Partner could lose his or its entire investment;

(d) has been advised by independent counsel, and is not relying upon any representations by the General Partner or its counsel as to the tax consequences from this investment;

(e) is an Accredited Investor (as defined in Rule 501 of Regulation D adopted under the Act), or alone or with a purchaser representative (as defined in Rule 501 of such Regulation D), has such knowledge and experience in financial and business matters that the Limited Partner is capable of evaluating the merits and risks of investing in the Partnership;

(f) recognizes that the Partnership is newly organized and it has no history of operations or earnings;

(g) is acquiring the Limited Partner's Interest solely for its own account for investment and without any present view of making a distribution or sale of such Interest and such Limited Partner has the financial ability to hold the Interest for an indeterminate period of time and has no reason to anticipate any change in its financial condition or circumstances which would cause a need to sell or otherwise dispose of the Interest;

(h) recognizes that there has been no public market for Interests in the Partnership and no public market for Interests is anticipated or likely, and such Limited Partner understands that the transferability of its Interest is highly restricted;

(i) has received information concerning the Partnership, understands the nature of the risks involved in the proposed investment, and has asked any questions of the General Partner which it desires to ask and has received the answers or other information from the General Partner with respect to all such questions; and

(j) has a prior business or personal relationship with the General Partner or Affiliates of the General Partner or is investing in the Partnership as a result of negotiations with the General Partner and its Affiliates and representatives.

Section 8.2. Indemnification for Breach of Representation or Warranty. Each of the Limited Partners agrees to indemnify and hold harmless the Partnership and any other Partners, their respective agents and representatives, from and against any and all loss, claims, damage or liability directly related to any breach of the foregoing representations and warranties (including any omissions related thereto, whether existing on the date hereof or subsequent hereto) by such Limited Partner, including, but without limitation, costs and attorneys' fees in respect of any matter related hereto.

ARTICLE IX
ALLOCATIONS OF PROFITS; LOSSES; DISTRIBUTIONS

Section 9.1. Allocations of Profits and Losses.

(a) Allocations. Profits and Losses of the Partnership for each Fiscal Year shall be allocated as follows:

(i) Profits. Profits shall be allocated as follows:

(A) First, pro rata to any Partners with a Cumulative Net Loss, in accordance with and to the extent of such Cumulative Net Losses, until no Partner has a Cumulative Net Loss;

(B) Then, Profits shall be allocated to each Partner having a negative balance in its Capital Account to the extent and in the ratio that all such Partners have negative balances in their Capital Accounts as adjusted to date;

(C) Then, Profits shall be allocated on a pro rata basis to the Partners in accordance with the weighted average values of their respective Allocable Shares for the Fiscal Year (calculated by reference to the number of days during each Fiscal Year that Partners hold different Allocable Shares; and

(D) To the extent consistent with the above allocations, any gain on the sale or other disposition of depreciable Partnership assets which is recaptured as ordinary income shall be allocated among the Partners in the same ratio as the depreciation deductions giving rise to such gain were allocated, but in no event to any Partner in excess of the total gain allocable to such Partner under this Section 9.1(a)(i).

(ii) Losses. Losses shall be allocated as follows:

(A) Except as provided below, Losses shall be allocated as follows:

(1) to the Limited Partners to the extent of the entire amount of their Unpaid Capital Contributions;

(2) then, to the General Partner and the Limited Partners to the extent of the entire amount of their respective Unpaid Capital Contributions; and

(3) then, to the Partners in accordance with the weighted average values of their respective Allocable Shares for each Fiscal Year (calculated by reference to the number of days during each Fiscal Year that Partners hold different Allocable Shares).

(B) No Losses shall be allocated to a Limited Partner under subsection (A) to the extent that such allocation would cause such Limited Partner to have an Adjusted Capital Account Deficit at the end of such Fiscal Year (or increase the amount of such Adjusted Capital Account Deficit). All Losses in excess of the limitation set forth in this subsection (B) shall be allocated to the General Partner, in accordance with Treasury Regulations Section 1.704-1(b)(3). Notwithstanding Section 9.1(a)(i), the first Profits after any allocation of Losses to the General Partner in accordance with the preceding sentence shall be allocated to the General Partner until the General Partner has been allocated Profits in an amount equal to the Losses so allocated.

(C) All Nonrecourse Deductions for each Fiscal Year shall be allocated to the Partners in accordance with the weighted average values of their respective Allocable Shares for each Fiscal Year (calculated by reference to the number of days during each Fiscal Year that Partners hold different Interests).

(D) All Partner Nonrecourse Deductions for each Fiscal Year shall be allocated to the Partner or Partners who bear the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable, in accordance with the ratio in which the Partners bear such economic risk of loss and Treasury Regulations Section 1.704-2(i)(1).

(b) General. Notwithstanding anything to the contrary in Section 9.1(a), the following provisions shall apply to all allocations:

(i) All allocations of Profits and Losses for a Fiscal Year shall be applied (A) after giving effect to distributions, if any, during such Fiscal Year under Section 5.2(b), Section 9.2 and/or Section 13.2, and (B) as if all distributions and allocations were made at the end of such Fiscal Year.

(ii) In the event there is any recapture of Depreciation the allocation of gain or income attributable to such recapture shall be shared by the Partners in the same proportion as the deduction for such Depreciation was shared.

(iii) Any interest income realized in connection with any promissory note received by the Partnership in connection with the sale of its assets, net of any interest expense accrued by the Partnership on any underlying obligations related to such asset shall be allocated to the Partners pro rata in accordance with the weighted average values of their respective Interests for each Fiscal Year (calculated by reference to the number of days during each Fiscal Year that Partners hold different Allocable Shares) and any remaining amount to be distributed to them upon receipt of the principal payments made on such promissory note.

(iv) Prior to any allocations for a Fiscal Year under Section 9.1(a), but after the application of Section 9.1(b)(v) and Section 9.1(b)(vi), in the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) and such adjustment, allocation, or distribution results in any Partner having an Adjusted Capital Account Deficit, then items of Partnership income and gain shall be specially allocated to each such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the excess deficit of such Partner as quickly as possible. This Section 9.1(b)(iv) is intended to comply with the “qualified income offset” requirement in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(3), and shall be interpreted consistently therewith.

(v) Prior to the application for a Fiscal Year of any other provision of this Section 9.1, if there is a net decrease in Minimum Gain during a Fiscal Year, then before any other allocation is made for such year, the Partners shall be allocated items of gross income and gain for such year (and, if necessary, subsequent years) in the amount and in the proportions necessary to satisfy the requirements of a “minimum gain chargeback” under Treasury Regulation Section 1.704-2(b)(2).

(vi) After the application of Section 9.1(b)(v), but prior to the application for such Fiscal Year of any other provision of this Section 9.1, if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during a Fiscal Year, then any Partner with a share of the Partner Minimum Gain attributable to such debt at the beginning of such year shall be allocated items of income and gain for such year (and, if necessary, subsequent years) in the amount and proportions necessary to satisfy the provisions of Treasury Regulation Section 1.704-2(i).

(c) Distributions In-Kind. Upon a distribution in-kind of Partnership assets, at the time of liquidation pursuant to Section 13.2, or otherwise, for purposes of determining the balance in each Partner's Capital Account, each such asset shall be deemed sold by the Partnership for the amount of such asset's fair market value (as determined in accordance with the method for determining Book Value, or by the Special Liquidator, as the case may be), and any gain or loss deemed realized on such deemed sale shall be properly charged to the Capital Accounts of the Partners according to this Section 9.1 as if such assets were sold.

(d) Authority of General Partner to Amend Allocations. The Partners intend that all allocations of Partnership taxable income and loss (or any separate item thereof) shall be determined and allocated in accordance with this Section 9.1 to the fullest extent permitted by Code Section 704(b). However, the General Partner is authorized to allocate any or all items of Partnership taxable income or loss in a manner differently from that set forth in this Section 9.1 during any Partnership Fiscal Year if the General Partner believes that as a result of the IRS issuing regulations or other official statements under or in connection with Code Section 704(b) or, as a result of other developments in the law, the IRS is likely to successfully challenge the allocations of any or all items of Partnership taxable income or loss, or recategorize Partnership distributions, or is likely to successfully assert any position that would substantially reduce or eliminate the Partners' distributive shares of Partnership tax losses; provided, that any such reallocation would have no material adverse effect on the Limited Partner, or if it would have such a material adverse effect, such allocation shall be amended only with the consent of the Limited Partner, which consent shall not unreasonably be withheld or delayed. Any amendment to the allocations made pursuant to this Section 9.1(e) shall be deemed to be a complete substitute for any allocation otherwise provided for in this Section 9.1, and no amendment of this Agreement shall be required.

(e) Advice of Accountants and/or Counsel. In making any New Allocation under Section 9.1(d), the General Partner is authorized to act only after having been advised by its accountants and/or legal counsel that the New Allocation is necessary to comply with any issued regulations or other official IRS statement under or in connection with Code Section 704(b) or other developments in the law, and the New Allocation, in the best judgment of the General Partner's accountant and/or legal counsel, is the minimum modification of the allocations otherwise provided for in this Section 9.1 necessary to satisfy the applicable criteria that, either in the then current or in any preceding Partnership Fiscal Year, each Partner's distributive share of Partnership taxable income or loss is determined and allocated in accordance with this Section 9.1 to the fullest extent permitted by Code Section 704(b).

(f) Subsequent Allocations. If the General Partner exercises its authority under Section 9.1(d) to make any New Allocation in a manner less favorable to any Partner than is otherwise provided for in this Section 9.1, then the General Partner is authorized and directed to allocate Partnership taxable income or loss arising in later Partnership Fiscal Years in such manner so as to bring the allocations of Partnership taxable income or loss to the Partners as near as possible to the tax allocations originally set forth in this Section 9.1, insofar as it is advised by its accountants and/or legal counsel that such tax allocations comply with Code Section 704(b).

(g) Reliance by General Partner. New Allocations made equitably and in good faith by the General Partner under Section 9.1 in reliance upon the advice of its accountants and/or legal counsel shall be deemed to be made pursuant to the fiduciary obligation of the General Partner to the Partnership, and no such allocation done equitably, in good faith and in accordance with this Agreement shall give rise to any claim or cause of action by any Limited Partner.

(h) Substantial Economic Effect. The foregoing allocation of particular items of income, gain, loss, deduction and credit are intended by the Partners to have substantial economic effect in conformity with the Treasury Regulations. Any provision of this Agreement which conflicts with or fails of that intention shall be reconciled or amplified to the extent necessary to effect such intent.

Section 9.2. Distributions.

(a) Property Available for Distribution. All Property Available for Distribution shall be distributed among the Partners at such time, or from time to time, as the General Partner deems appropriate (but in all cases, not later than fifteen (15) days after receipt of good funds or other property, in connection with any on or more Distribution Events, in the following order of priority:

first, to the payment of any indebtedness, if any, of the Partnership;

second, to the payment of transaction expenses incurred by the Partnership in connection with any such Distribution Event;

third, to the payment (i) to each Limited Partner of his or its Allocable Share of ninety-five percent (95%) of any and all Property Available for Distribution, and (ii) to the General Partner of fifty percent (50%) of any and all additional Property Available for Distribution.

(b) Tax Distribution. During the period from January 1 to March 31 of each year, the General Partner shall use its best efforts to determine the allocations for tax purposes to be made to each Partner for the most recently ended fiscal tax year of the Partnership and shall, on or before March 31 of such year and in preference to any distribution under Section 9.2(a), make cash distributions to the Partners from Property Available for Distribution, if any, in such amounts as it determines are sufficient to satisfy each Partner’s projected deemed income tax liability with respect to his or its Interest (calculated based upon the highest marginal income tax rate, taking into account federal, state and local income taxes, which the General Partner estimates is applicable to any Partner, in each case utilizing the respective rates for ordinary income or capital gains, depending on the characterization of the Partnership’s income, as such rates are in effect at such time). Any payments to a Partner under this Section 9.2(b) shall be deemed to be a draw against such Partner’s share of future distributions under Section 9.2(a), so that such Partner’s share of such future distributions under Section 9.2(a) shall be reduced by the amounts previously drawn under this Section 9.2(b) until the aggregate reductions in such distributions equal the aggregate draws made under this Section 9.2(c). Upon liquidation of the Partnership pursuant to Article XIII of this Agreement, if the amount of any Partner’s then outstanding draws under this Section 9.2(b) shall exceed the amount, if any, that is then available for distribution to such Partner pursuant to Section 13.2, such Partner shall be required to refund any such excess to the Partnership.

Section 9.3. Division and Treatment of Allocations and Distributions.

Except as otherwise expressly provided in this Agreement:

(a) Record Party. Distributions of cash or other property shall be made only to such Persons who appear as Partners on the books of the Partnership on the date of distribution.

(b) Amounts Withheld. All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment or distribution to the Partnership or a Partner shall be treated as amounts distributed to the Partners pursuant to Section 9.2 for all purposes under this Agreement.

ARTICLE X
DISPOSITION OF A LIMITED PARTNER'S INTEREST AND WITHDRAWAL

Section 10.1. Restrictions on Transfer.

(a) Except for a Permitted Transfer to a Permitted Transferee, as provided herein, no Limited Partner shall have the right to withdraw as such, nor may it make any Disposition of all or any part of its Interest in the Partnership without the prior written consent of the General Partner and a Required Approval (excluding the consent of the Partner making such Disposition), the giving or withholding of which is exclusively within the discretion of such Partner. Until such time as the Acquisition Financing has been repaid in full, no Permitted Transfers shall be allowed if the same would violate any of the loan documents relating to the Acquisition Financing.

(b) Each Limited Partner shall be permitted to assign to a Permitted Transferee all or any portion of its Interest. Notwithstanding the assignment by a Limited Partner with respect to its Interest in the Partnership pursuant to the foregoing, unless and until such Permitted Transferee is admitted as a Substitute Limited Partner, upon any such assignment a Limited Partner shall continue to have any and all rights and powers of a Limited Partner under this Agreement and the DRLPA, and the power to exercise any and all rights and powers of a Limited Partner under this Agreement and the DRLPA, and the assignee shall not acquire any such rights and powers of such Limited Partner, but the assignee shall otherwise be bound in all respects by this Agreement.

Section 10.2. Substitute Limited Partners; Other Transferees; Transferor.

(a) Substitution. Except in connection with a Permitted Transfer to a Permitted Transferee, no Person may become a Substitute Limited Partner, nor may such right of substitution be granted by a Limited Partner to any assignee by operation of law or otherwise, without the prior written consent of the General Partner, the granting of which shall be in its sole and uncontrolled discretion, and otherwise complying with the applicable terms and conditions of this Article X and Article XII, and such Person shall become a Substitute Limited Partner when the General Partner has accepted such Person as a Limited Partner of the Partnership, without further consent or approval by or of any Limited Partner. In connection with a Permitted Transfer to a Permitted Transferee, the General Partner shall promptly, upon demand, admit the Permitted Transferee as a Substitute Limited Partner.

(b) Death, Incompetence or Bankruptcy of a Limited Partner. If a Limited Partner dies, the executor, administrator or trustee, or, if a Limited Partner is adjudicated incompetent or insane, its guardian or conservator, or, if a Bankruptcy occurs as to a Limited Partner, the trustee or receiver of the estate, shall have all the rights of such Limited Partner for the purpose of settling or managing the estate's or incompetent's affairs, and the power to assign all or any part of the Interest to the extent permitted by Section 10.1, and to join with the assignee thereof in satisfying conditions precedent to such assignee becoming a Substitute Limited Partner. The death, adjudication of incompetence or Bankruptcy of a Limited Partner in and of itself shall not dissolve the Partnership.

(c) Limits for Assignee. An assignee of a Limited Partner who does not become a Substitute Limited Partner shall have no right to vote or otherwise act as a Limited Partner under any of the provisions of this Agreement, including, but not limited to, the right to require any information or account of the Partnership's transactions or to inspect the Partnership's books. Except as required by operation of law, any such assignee who does not become a Substitute Limited Partner (including, but not limited to, an intestate successor, a receiver, trustee, legal representative, guardian or other successor in interest), and who desires to make a further transfer of all or any part of his, her, or its Interest in the Partnership shall be subject to all of the provisions of this Article X and Article XII to the same extent and in the same manner as the Limited Partner desiring to make an assignment of all or part of its Interest in the Partnership.

(d) Assignor Limited Partner. If a Limited Partner transfers all of its Interest in the Partnership, it shall cease to be a Limited Partner of the Partnership, and shall no longer have any rights or privileges of a Limited Partner except that, unless and until the assignee of such Limited Partner is admitted as a Substitute Limited Partner in accordance with this Section 10.2, said transferring Limited Partner shall retain the statutory rights and obligations of an assignor Limited Partner under DRLPA.

Section 10.3. Death or Divorce of a Limited Partner. If the interest of any Limited Partner in the Partnership becomes vested in his or her spouse by reason of or in connection with any divorce proceedings and such Interest is not reacquired by the divorced Limited Partner within 90 days after the effective date of a final non-appealable property division in any such divorce proceedings, or if any Limited Partner dies and his or her Interest becomes vested in a Person who is not a Limited Partner, then the other Limited Partners will have the right and option (but no obligation) to purchase the Interest affected by such divorce or death (the “Affected Interest”) from the Person or Persons who succeed to the ownership of the Affected Interest (the “Successor Owners”) at a purchase price equal to the greater of (i) the Capital Account applicable to the Affected Interest or (ii) the appraised value of the Affected Interest as determined in the same manner as set forth in Section 11.2(c), except the independent appraisers will be appointed by the Limited Partner or its representative and the General Partner (the “Appraised Value”). The purchase price will be payable in cash at the closing of the transfer of the Affected Interest. This option may be exercised by the other Limited Partners in such proportions as they may agree upon among themselves or, in the absence of an agreement, in proportion to their respective Interests. With respect to an Affected Interest arising out of the divorce, such option may be exercised at any time within 6 months after the expiration of the above mentioned 90-day period. With respect to an Affected Interest arising out of the death of a Limited Partner, such option may be exercised within 6 months after the date on which the Affected Interest becomes vested in a Person who is not a Limited Partner. Any exercise of this option must be made by written notice to the Successor Owners setting forth a time (not less than 30 or more than 60 days after the date of such notice) and a place in New York, Delaware, at which the closing will occur. At the closing, the Successor Owners will be obligated to transfer and assign the Affected Interest to the Limited Partners who elect to purchase the same by appropriate instruments of assignment, and the Limited Partners who elect to purchase the same shall be obligated to cause the Successor Owners (and, to the extent applicable, the Limited Partner from whom the Affected Interest was obtained by the Successor Owners and such Limited Partner's estate) to be released from any personal liability with respect to any loan to the Partnership. If all of an Affected Interest is not acquired by the other Limited Partners, such Affected Interest (or the remaining portion thereof which is not so acquired) will continue to be subject to all of the terms and provisions of this Agreement. By joining in the execution of this Agreement, the spouse of each Limited Partner hereby grants to such Limited Partner an irrevocable option to purchase at a price equal to its Appraised Value any portion of such Limited Partner's Interest that becomes vested in such spouse pursuant to any divorce proceedings or in such spouse's estate pursuant to any probate proceedings.

Section 10.4 Tag-Along Rights.

(a) In the event that the General Partner or any one or more other Partner, whether acting individually or as a group (a “Transferring Partner(s)”) proposes to sell, assign or otherwise transfer (collectively, “Transfer”) to any Person (other than to another Partner or an Affiliate of a Transferring Partner) in any one or a series of transactions, Interests in the Partnership owned of record by such Transferring Partner(s) or its or their Affiliate(s) that shall represent, in the aggregate, 20% or more of the then outstanding Interests in the Partnership, such Transferring Partner shall deliver a written notice (the “Sale Notice”) to the Partnership and to each other Partner, specifying in reasonable detail the identity of the proposed transferee(s) and the terms and conditions of the proposed Transfer. Any Partner may elect to participate in the contemplated Transfer, on the same terms and conditions as the Transferring Partner(s) or its or their Affiliates, by delivering written notice to the Transferring Partner(s) or its or their Affiliates within twenty (20) days after receipt by such Partner of the Sale Notice.

(b) If any Partner elects to participate in such Transfer (a “Participating Partner”), such Participating Partner will be entitled to sell in the contemplated Transfer, at the price offered by the proposed transferee in the Transfer, and otherwise on the same terms and conditions as the Transferring Partner(s) or its or their Affiliate(s), that amount and portion of the total Interests of the Participating Partner in the Partnership as shall be determined by multiplying (i) the total amount of all Interests to be sold by all Transferring Partner(s) in the contemplated Transfer (including the Participating Partner), by (ii) the quotient determined by dividing (A) the total Interests of the Participating Partner, by (B) the sum of (1) the aggregate amount of all Interests held by all Transferring Partners electing to participate in such Transfer (including the Participating Partner) and (2) the aggregate amount of all Interests held by the Participating Partner. The purchase price for any such purchase of the Participating Partner’s Interest shall be determined by computing the distributions that the Participating Partner and the Transferring Partner would respectively receive in a liquidation of the Partnership under Section 13.2, if all the assets of the Partnership were sold at their fair market value; provided that, for this purpose such fair market value shall be determined by extrapolation from the amount proposed to be paid by the proposed transferee to the Transferring Partner for the Interest that is the subject of the proposed Transfer. For example, if the Transferring Partner proposed a Transfer of 40% of its Interest for $400, that would imply that the Transferring Partner would receive $1000 in a complete liquidation of the Partnership. Assuming for purposes of illustration that the Participating Partner would receive $150 in a complete liquidation under Section 13.2 in which a $1000 distribution to the Transferring Partner were made, the Participating Partner’s right to participate in the Transfer under this section would be at a price of $60 for 40% of its total Interest.

(c) Each Participating Partner who elects to participate in a Transfer pursuant to this Section 10.4 shall effect its participation in the Transfer by promptly (but in no event later than fifteen (15) Business Days after its receipt of the Sale Notice) delivering to the Transferring Partner(s) such documents and other evidence of Transfer, and the Transferring Partner shall concurrently therewith remit to each Participating Partner that portion of the proceeds to which such Participating Partner is entitled by reason of its participation in such Transfer. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from a Participating Partner exercising its rights of co-sale hereunder, the Transferring Partner(s) shall not sell or otherwise Transfer to such prospective purchaser or purchasers any Interests in the Partnership unless and until, simultaneously with such sale or Transfer, such Transferring Partner(s) shall purchase from each Participating Partner the applicable amount of the Interests all such Participating Partners would be entitled to sell under this Section 10.4 on the same terms and conditions specified in the Sale Notice.

(d) The exercise or non-exercise of the rights of the Partners hereunder to participate in one or more Transfers of Interests made by a Transferring Partner shall not adversely affect their rights to participate in subsequent Transfers of Interests subject to this Section.

ARTICLE XI
DISPOSITION OF GENERAL PARTNER'S INTEREST AND WITHDRAWAL

Section 11.1. Limitations on Transfer.

The General Partner shall not withdraw or attempt to withdraw from the Partnership, without the consent of a Required Approval of the Limited Partners.

Section 11.2. Events of Withdrawal.

(a) Continuation of Partnership.

(i) If, upon an Event of Withdrawal of a General Partner, there remains at least one General Partner, notice of such Event of Withdrawal shall promptly be sent by such withdrawing General Partner or its representative to the Limited Partners. In such event, if there remains at least one General Partner, the Partnership shall be reconstituted and its business continued without being wound up and the remaining General Partner shall continue the business of the Partnership.

(ii) If, upon an Event of Withdrawal of a General Partner, there remains no other General Partner, notice of such Event of Withdrawal shall promptly be sent by such withdrawing General Partner or its representative to the Limited Partners. In such event, the Partnership shall be reconstituted and its business continued without being wound up, if a Required Approval elects within 90 days of such Event of Withdrawal to continue the business of the Partnership and to appoint a substitute General Partner effective as of the Event of Withdrawal of the departing General Partner. Such substitute General Partner shall be required to own at least a one percent Interest in the Partnership, and must otherwise agree to be bound by the terms of this Agreement.

(b) Acquisition of the General Partner's Interest as The General Partner. If a Required Approval elects to acquire the Interest of a General Partner pursuant to Section 11.2(a), the purchase price will be the greater of (1) the stated value thereof if the General Partner and the Limited Partners by agreement establish a stated value for such General Partner's Interest (which cannot be less than the positive Capital Account balance of such General Partner's Interest); (2) such General Partner's Capital Account, less the value attributable thereto of Partnership debt of which such General Partner, as a General Partner, is relieved, or (3) the fair market value of such General Partner's Interest. If such Interest is purchased, the purchase price, which may be paid in cash or in other property of equivalent value, must be paid to such General Partner within 180 days from the date it ceases to serve or within 90 days from the date its successor files an amendment to the Certificate of Limited Partnership in the form and manner required by law, whichever is later. Unless the Partnership and a General Partner agree otherwise, the fair market value of a General Partner's Interest is to be determined as provided in Section 11.2(c). The Partnership and a General Partner may waive an appraisal, and agree to matters of value and payment which deviate from these requirements. The Limited Partners shall purchase their pro rata share of the General Partner's Interest based on the Interests of the Limited Partners purchasing such Interest of the General Partner.

(c) The Appraised Value of an Interest. Within 30 days following the Event of Withdrawal (the “Notice”), both a Required Approval and the General Partner shall have the right to select an independent appraiser. If a party has not selected an independent appraiser within 30 days following its receipt of written notice of the other party's selection, then the appraiser so appointed by that other party shall determine the fair market value of the Interest. If each party appoints an independent appraiser within such 30 day period, the two appraisers so selected shall together select a third appraiser. If each party appoints an independent appraiser within the time period provided for, but such appraisers are unable to agree upon the selection of the third appraiser, either a Required Approval and/or the General Partner shall have the right to ask the American Arbitration Association (the "AAA") located in its New York office to appoint such third appraiser, and said arbitrator shall be fully authorized and empowered to appoint such third appraiser. The appraiser or appraisers so appointed shall then determine the fair market value of the Interest and shall provide written notice thereof to the General Partner and the Limited Partners within 60 days of the appointment of the last appraiser. The appraisers shall use their best efforts to reach unanimous agreement on such valuation. The fair market value of the Interest shall be that amount which is agreed upon by the appraisers, or, in the event they cannot agree, shall be the average of the two closest valuations, or if there are not two closest valuations, the average of the three. The appraisers shall employ such persons and incur such expenses as are necessary to reach such determination. The Limited Partners (pro rata in accordance with their respective Interests) and the General Partner shall each bear one-half of all the fees and expenses (including all fees and expenses of the AAA) incurred in reaching such determination. Any appraiser appointed hereunder shall have experience in appraising the business of the Partnership.

Section 11.3. Continuing Obligation.

If a General Partner shall cease to be a General Partner of the Partnership, it shall be and remain liable for all obligations and liabilities incurred by it as a General Partner prior to or at the time such withdrawal shall have become effective, but it shall be free of any obligation or liability incurred after the time such withdrawal shall have become effective.

ARTICLE XII
DISPOSITION OF ANY PARTNER'S INTEREST;
PROCEDURES; EFFECT; POWERS

Section 12.1. Procedures.

(a) Transfer on Books. Except as otherwise expressly provided in this Agreement and subject in all respects to the provisions of Article X and Article XI, the transfer of any Interest in the Partnership shall be accomplished only by the submission to the General Partner by the transferor or transferee of all documents and instruments reasonably requested by the General Partner, including without limitation the instrument making such transfer, and instruments signifying the transferee's representations regarding its investment and agreement to be bound by all of the provisions of this Agreement and all of the transferor's obligations, each duly executed and acknowledged and in such form and substance as shall be reasonably satisfactory to the General Partner.

(b) Costs. All costs and expenses incurred by the Partnership in connection with any transfer of an Interest, or any part thereof, including, but not limited to, any filing, recording and publishing costs and the fees and disbursements of counsel, shall be paid by the Partner disposing of such Interest or such part thereof or, if not so paid, then by the transferee of such Interest.

Section 12.2. Effects of Transfers.

(a) Allocations and Distributions. When an Interest, or any part thereof, of a Partner in the Partnership is effectively transferred during any fiscal period pursuant to Article X, Article XI or this Article XII, Profits, Losses, each item thereof and all other items attributable to such Interest for such period shall be divided and allocated between such Partner (the “Transferor”) and the Person to whom the Interest or part thereof is transferred (the “Transferee”) by taking into account their varying interests during the period in accordance with Code Section 706(d), using the “closing the books” method permitted pursuant to the regulations promulgated thereunder. All distributions on or before the date of such transfer shall be made to the Transferor, and all distributions thereafter shall be made to the Transferee; provided, however, that the Partnership and the General Partner shall be exonerated from any and all liability under this Section 12.2(a) with respect to distributions made prior to the date of transfer of any Interest to any Person who at the time of such distribution appears on the books of the Partnership as the Partner entitled thereto. At the request of the Transferee, the Partnership shall make an election under Section 754 of the Code with respect to the transfer; provided, however, that any incremental tax compliance expense associated with the making of such election, or subsequent additional recordkeeping and reporting required with respect thereto, shall be borne by the Transferee.

(b) Void. Except as otherwise expressly required by applicable law or as otherwise consented to by all of the Partners, any act or attempted act by any Partner in violation of Article X, Article XI or this Article XII shall be null and void ab initio.

Section 12.3. Effectuating Action.

The General Partner shall take all action, including, but not limited to, the transfer of any Interests, any amendment of this Agreement and/or the Certificate and/or the effectuation of any new Certificate of Limited Partnership, all as may be required to effectuate any of the provisions of Articles X, Article XI or this Article XII.

ARTICLE XIII
LIQUIDATION AND DISSOLUTION

Section 13.1. Liquidation of Partnership.

In the event of a Liquidation of the Partnership pursuant to Section 3.1 after which the Partnership is not reconstituted and its business continued, the General Partner or, in the event of a dissolution in which there is no General Partner, a special liquidator (“Special Liquidator”) appointed by a Required Approval shall immediately commence to wind up Partnership affairs and shall liquidate the assets of the Partnership as promptly as possible in an orderly and business-like manner so as not to involve undue sacrifice, as the General Partner (or Special Liquidator, as the case may be) in its discretion shall determine.

Section 13.2. Procedures on Liquidation.

(a) Examination. Upon dissolution of the Partnership, to the extent Partnership funds are available therefor, the General Partner (or Special Liquidator, as the case may be) may cause the accountant (as selected by the General Partner) to perform an examination of the assets and liabilities of the Partnership as of the date of dissolution, and such statement shall be furnished to all Partners as soon thereafter as is practicable.

(b) Distributions. In the event of liquidation, the assets of the Partnership or the proceeds thereof shall be applied and distributed in the following order of priority:

(i) to the payment of the debts and liabilities of the Partnership (other than Partners who are creditors solely as a result of application of Section 6.06 of DRLPA), and the expenses of liquidation, including, but not limited to, the reasonable fees of the Special Liquidator, if applicable;

(ii) to the setting up of any reserves which the General Partner (or Special Liquidator, as the case may be) may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership, which reserves shall be paid over to a bank, as escrow-holder, to be held by it for the purpose of disbursing (under the direction of the General Partner or Special Liquidator, as the case may be) such reserves in payment of any of the aforementioned liabilities and obligations and, at the expiration of such period as the General Partner (or Special Liquidator, as the case may be) may deem advisable, for distribution in the manner hereinafter provided;

(iii) to the payment of debts and liabilities of the Partnership to Partners to the extent they are creditors solely as a result of application of Section 6.06 of DRLPA; and

(iv) then, to the Limited Partners and the General Partner, in accordance with the order of priority of payments and the provisions of Section 9.2(a) of this Agreement,

Section 13.3. No Release. No dissolution of the Partnership shall release or relieve any of the Partners or any of their respective successors, assigns, heirs or legal representatives, from any previous breach or default of, or from any obligations theretofore incurred or accrued under, any of the provisions of this Agreement, except to the extent otherwise expressly provided herein.

ARTICLE XIV
ACCOUNTS AND RECORDS; ACCOUNTANTS; REPORTS

Section 14.1. Accounting Methods; Fiscal Year. The books of account of the Partnership shall be kept in accordance with generally acceptable accounting principles, consistently applied. The Fiscal Year of the Partnership shall be the calendar year.

Section 14.2. Records and Books of Account.

(a) Maintenance. The General Partner shall maintain, or cause to be maintained, complete and accurate records and books of account of all transactions of the Partnership wherein shall be entered all transactions, matters and things relating to the Partnership's business as are usually entered into books of account kept by persons engaged in a business of a like character, all on the method of accounting selected by the General Partner.

(b) Location. All of such records and books of account, together with all other documents and files of the Partnership, including, but not limited to, copies of all documents prepared by the General Partner and all correspondence and drafts of documents, shall, at all times, be kept at the office for records of the Partnership established pursuant to Section 2.4, and all such records, books of account, documents and files shall be the exclusive property of the Partnership. Upon an Event of Withdrawal of a General Partner, all such records, books of account, documents and files shall remain in the exclusive possession of the Partnership. At any time and from time to time while the Partnership continues and until its complete liquidation (but only during reasonable business hours), a Limited Partner, and/or any accountant or other professional or representative employed by such Limited Partner may, at such Limited Partner's own expense and upon at least two business days' prior written notice to the General Partner, fully examine, inspect, make copies and audit the Partnership's books, records, accounts and assets.

Section 14.3. Elections and Adjustments. The General Partner shall be permitted in any Fiscal Year to make such tax elections as it may from time to time reasonably deem necessary or appropriate. In addition, upon receipt of a notice from any Partner requesting that the Partnership file an election pursuant to Section 754 of the Code, the Partnership shall file such election. In the case of a Section 754 election, any additional fees or expenses resulting from the initial accounting set-up for such election shall be borne by the Persons for whom the permitted adjustments to basis as provided for in Code Section 734 and 743 are made. If a Section 754 election is filed, the General Partner will be required to provide additional accounting or tax information with respect to any adjustment to basis for the Limited Partners, provided such information is reasonably within the General Partner's knowledge. The Partners agree to provide the Partnership with such information as they possess which is required to give effect to any Section 754 election made by the Partnership.

Section 14.4. Tax Returns. On or before the end of the second month after the end of each Fiscal Year of the Partnership, the General Partner shall deliver to the Limited Partners such information as shall be necessary for the preparation by the Limited Partners of their federal income tax return. The General Partner shall also prepare or cause to be prepared all tax and information returns which the Partnership is required to file and the same shall be filed by the General Partner within the time prescribed by law for the filing of each such return.

Section 14.5. Reports.

(a) The General Partner shall deliver to each Partner not later than 90 days following the end of each Fiscal Year, a balance sheet, an income statement, and annual statement of source and application of funds of the Partnership for such Fiscal Year.

(b) No later than 45 days after the last day of each calendar quarter during the term of this Agreement, the General Partner shall cause the Partnership to prepare, or cause to be prepared (at the Partnership's expense if, and only if, prepared by an accountant who is not an employee or Affiliate of the General Partner), and delivered to each Partner, a balance sheet together with a cumulative profit and loss statement to date and with comparative statements for the like periods immediately preceding.

Section 14.6. Tax Matters Partner. The General Partner is designated as the tax matters partner of the Partnership pursuant to section 6231(a)(7) of the Code (“Tax Partner”) unless (a) a replacement is designated and approved by a Required Approval, or (b) such General Partner suffers an Event of Withdrawal. If the General Partner suffers an Event of Withdrawal and a replacement is not designated and approved by the Partners as provided above, a Tax Partner shall be designated as provided by section 6231(a)(7) of the Code.

Section 14.7. Partnership Funds. All funds of the Partnership shall be deposited in checking accounts, savings accounts, time deposits, or certificates of deposit in the Partnership's name or shall be invested in the Partnership's name, in such manner as shall be designed by the General Partner from time to time. Partnership funds shall not be commingled with those of any other person or entity. Partnership funds shall be used by the General Partner only for the business of the Partnership.

ARTICLE XV
CONSENT OF THE LIMITED PARTNERS

Whenever the consent of the Limited Partners is required under this Agreement or applicable law or is otherwise requested by the General Partner in connection with any proposed action, the General Partner shall give notice of such proposed action to the Limited Partners. If after 15 business days a Limited Partner has not objected to the taking of such action by giving notice of its objection to the General Partner, such Limited Partner will be deemed to have consented to the taking of such proposed action. The foregoing shall not apply in the case of an Event of Withdrawal of a sole General Partner as described in Section 11.2(a)(ii). In that event, the General Partner will be required to give notice of the Event of Withdrawal as provided in Section 11.2(a)(ii), but the Limited Partners must themselves affirmatively elect to continue the Partnership business and appoint a substitute General Partner.

ARTICLE XVI
MISCELLANEOUS

Section 16.1. Recipient of Distributions and Payments. All distributions and payments of cash or property to be made pursuant to the provisions of this Agreement shall be made directly to the parties who are entitled thereto at their respective addresses indicated in the records of the Partnership or at such other address as shall have been set forth in a notice sent pursuant to the provisions of Section 16.2.

Section 16.2. Communications. Except as otherwise expressly provided in this Agreement, any election, approval, consent, objection, request, waiver, notice or other document required or permitted to be made or given pursuant to any provisions of this Agreement, shall be deemed duly made or given, as the case may be, if in writing, signed by or on behalf of the Person making or giving the same, and shall be deemed completed when either (a) personally delivered (with receipt acknowledged by the recipient), or (b) sent by electronic facsimile, provided a copy of such document is sent to such party the same day by one of the other methods set forth herein, or (c) deposited for delivery by Federal Express or other similar overnight courier service; addressed to the Person or Persons to whom such election, approval, consent, objection, request, waiver, notice or other document is to be made or given at their respective addresses, as follows:

(a) in the case of the Partners, at the addresses indicated in the records of the Partnership;

(b) in the case of the Partnership, at the office of the Partnership specified in Section 2.4; and

(c) a copy of any notice to the General Partner or the Partnership shall be delivered concurrently to Hodgson Russ, LLP, 60 East 42nd Street, New York, New York 10165, Attention: Stephen A. Weiss, Esq.

Any party hereto shall have the right to change its address hereunder by sending notice to all other parties hereto pursuant to this Section.

Section 16.3. Dispute Resolution; Arbitration.

(a) The parties will act in good faith and use commercially reasonable efforts to promptly resolve any claim, dispute, claim, controversy or disagreement (each a “Dispute”) between the parties or any of their respective successors and assigns under this Agreement (other than with respect to the documents evidencing or securing the Acquisition Financing). If the parties cannot resolve the Dispute within a reasonable time frame (not to exceed 10 days from the date one party provides written notice thereof to the each other party in such Dispute), the Dispute will be submitted to arbitration conducted by the American Arbitration Association (“AAA”) in New York, New York and will be initiated and conducted in accordance with the Commercial Arbitration Rules (“Commercial Rules”) of the AAA, as such rules will be in effect on the date of delivery of a demand for arbitration (“Demand”), except to the extent that such rules are inconsistent with the provisions set forth herein. Notwithstanding the foregoing, the parties may agree in good faith that the AAA rules and procedures will not apply in order to promote the efficient arbitration of Disputes where the nature of the Dispute, including without limitation the amount in controversy, does not justify the application of such procedures.

(b) The arbitration panel will consist of three arbitrators. Each party will name an arbitrator within ten (10) days after the delivery of the Demand. The two arbitrators named by the parties may have prior relationships with the naming party, which in a judicial setting would be considered a conflict of interest. The third arbitrator, selected by the first two, should be a neutral participant, with no prior working relationship with either party. If the two arbitrators are unable to select a third arbitrator within ten (10) days, a third neutral arbitrator will be appointed by the AAA from the panel of commercial arbitrators. If a vacancy in the arbitration panel occurs after the hearings have commenced, the remaining arbitrator or arbitrators may not continue with the hearing and determination of the controversy, unless the parties agree otherwise. The decision of any two (2) arbitrators shall be binding on the panel.

(c) The laws of the State of Delaware will govern the arbitrability of all Disputes. The arbitrators will allow such discovery as is appropriate to the purposes of arbitration in accomplishing a fair, speedy and cost-effective resolution of the Disputes. The arbitrators will reference New York Rules of Civil Procedure then in effect in setting the scope and timing of discovery. The New York Rules of Evidence will apply. The arbitrators may enter a default decision against any party who fails to participate in the arbitration proceedings.

(d) Any award by the arbitrators will be accompanied by a written decision setting forth the findings of fact and conclusions of law relied upon in reaching the decision. The award rendered by the arbitrators will be final and binding upon the parties, and judgment upon such award may be entered by any court of competent jurisdiction. The parties agree that the existence, conduct and content of any arbitration will be kept confidential and no party will disclose to any person any information about such arbitration, except as may be required by law or by any governmental authority or for financial reporting purposes in each party's financial statements.

(e) The non-prevailing party (as determined by the arbitrators) will pay the reasonable fees of each party's own outside attorneys, reasonable expenses of witnesses and all other reasonable expenses and costs in connection with the presentation of such party's case (collectively, “Attorneys' Fees”). The remaining costs of the arbitration, including without limitation, fees of the arbitrators, costs of records or transcripts and administrative fees (collectively, “Arbitration Costs”) will be born ratably by the parties involved in the dispute in accordance with their Interests in the Partnership. Notwithstanding the foregoing, the arbitrators may modify the allocation of Arbitration Costs and Attorneys' Fees in those cases where fairness dictates a different allocation of Arbitration Costs between the parties.

Section 16.4. Entire Agreement; Applicable Law; Effect. This Agreement contains the entire agreement by and among the parties with respect to the ownership and operation of the Partnership. The parties have now and expect to have in the future agreements that affect the Partners, such as matters relating to competition, and other business relationships of the Partners. This Agreement shall be construed, enforced and governed in conformity with the laws of the State of Delaware and the DRLPA, without giving effect to principles of conflicts of law, and shall be binding upon the parties hereto, their successors, heirs, devisees, permitted assigns, legal representatives, executors and administrators, but shall not be deemed for the benefit of creditors or any other Persons.

Section 16.5. Modification; Waiver or Termination. Except as otherwise expressly provided in this Agreement, no modification, waiver or termination of this Agreement, or any part hereof, shall be effective unless made in writing signed by the party or parties sought to be bound thereby, and no failure to pursue or elect any remedy shall constitute a waiver of any default under or breach of any provision of this Agreement, nor shall any waiver of any default under or breach of any provision of this Agreement be deemed to be a waiver of any other subsequent similar or different default under or breach of such or any other provision or of any election or remedies available in connection therewith. Receipt by any party of any money or other consideration due under this Agreement, with or without knowledge of any breach of default, shall not constitute a waiver of such breach or default of any provision of this Agreement.

Section 16.6. Counterparts. This Agreement may be executed in one or more counterparts and, notwithstanding that all of the parties did not execute the same counterpart, each of such counterparts shall, for all purposes, be deemed to be an original, and all of such counterparts shall constitute one and the same instrument binding on all of the parties hereto.

Section 16.7. Separability. Each provision of this Agreement shall be considered separable and (a) if for any reason any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid, and (b) if for any reason any provision or provisions of this Agreement would subject the Limited Partners to any personal liability for the obligations of the Partnership under the laws of the State of Delaware or any other laws, as the same may now or hereafter exist, such provision or provisions shall be deemed void and of no effect.

Section 16.8. Article and Section Headings. Article and section titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference, and shall not be construed in any way to define, limit, extend or describe the scope of any of the provisions hereof.

Section 16.9. Word Meanings. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires.

Section 16.10. Exhibits. All exhibits annexed hereto are expressly made a part of this Agreement, as fully as though completely set forth herein.

Section 16.11. Survival of Covenants, Etc. The covenants and other statements set forth in this Agreement shall survive execution and delivery hereof and making of the Capital Contributions provided for herein. All of the same shall be deemed to be independently material and to have been relied upon by the party or parties to whom made.

Section 16.12. Further Actions. Each of the Partners shall hereafter execute and deliver such further instruments and do such further acts and things as may be required or useful to carry out the intent and purpose of this Agreement and as are not inconsistent with the provisions hereof.

Section 16.13. Deadlines.  If any deadline set forth in this Agreement falls on a Saturday, Sunday or other non-business day, such deadline shall be deemed to be extended until the first business day thereafter.

Section 16.14. Consent to Multi-Party Representation. Hodgson Russ, LLP (“HR”) has been retained by the General Partner in connection with the formation of the Partnership and in such capacity has provided legal services to the General Partner, Affiliates of the General Partner, the Partnership and Solar Thin. The General Partner, its Affiliates, Solar Thin and the Partnership expect to continue to retain HR to provide legal services to Solar Thin, the General Partner, its Affiliates and the Partnership. HR is not representing and will not represent any of the Limited Partners in connection with the formation of the Partnership, the management and operation of the Partnership, or any dispute which may arise between (on the one hand) any Limited Partner(s) and (on the other hand) the General Partner, any Affiliates of the General Partner, Solar Thin and/or the Partnership (the “Partnership Legal Matters”). Each Limited Partner hereby agrees that HR may continue to represent Solar Thin and the General Partner, its Affiliates and the Partnership in connection with any and all Partnership Legal Matters (including any dispute between the General Partner, its Affiliates and one or more Limited Partners) and waives any present or future claim of conflict of interest on the part of HR regarding Partnership Legal Matters.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

GENERAL PARTNER:

ALGATEC MANAGEMENT, LLC,
a Delaware limited liability company

By:	/s/ Robert M. Rubin
Robert M. Rubin, Member- Manager

Limited Partners counterpart signature page to Agreement of Limited Partnership, 2008

IN WITNESS WHEREOF, the undersigned have counter executed and accepted this Escrow Agreement as of the date set forth below.

ENTITY LIMITED PARTNERS:

(Print name of entity)

By:
Name:
Title:

Date:	_________ ___________

Individual Limited Partners:

(Print name)

(Signature)
Date:	______ ______________

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Exhibit “A”

Partners	Capital Contributions		Interests

General Partner:
Algatec Management, LLC 25 Highland Boulevard Dix Hills, New York 11746	$165,000	(1)	5.00%

Limited Partners	Capital Contributions		Interests
Rubin Family Stock Trust 25 Highland Boulevard Dix Hills, New York 11746	$1,500,000

Scott Galin 5 Fletcher Ave Lexington MA, 02420	$1,300,000

Roger Grossman	$100,000
JAD Ventures LLC	$50,000
David’s Consulting	$25,000
Oren Salomon	$25,000
Dafna Salomon	$25,000
Eli Salomon Special Trust	$25,000
David Salomon	$125,000
Elizabeth Rosenfeld 330 Kenridge Road, Lawrence, N.Y.11559	$30,000

Gepoplideaux International, Inc. PO Box 205 Cedarhurst, NY 11516	$20,000
Judd Odzer 1634 52 Street Brooklyn NY 11204	$80,000

(1) Evidenced by delivery of the General Partner’s Note.

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